Exhibit A

         Identification of entities which acquired the shares which are the subject of this report on Schedule 13G.

         (1) Potomac Capital Partners LP, a private investment partnership formed under the laws of the State of Delaware. Potomac Capital Management LLC is the General Partner of Potomac Capital Partners LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management, LLC.

         (2) Potomac Capital International Ltd., an international business company formed under the laws of the British Virgin Islands. Potomac Capital Management Inc. is the Investment Manager of Potomac Capital International Ltd. Paul J. Solit is the President and sole owner of Potomac Capital Management Inc., and a Director of Potomac Capital International Ltd.

         (3) Potomac Capital Partners II, LP, a private investment partnership formed under the laws of the State of Delaware. Potomac Capital Management II, LLC is the General Partner of Potomac Capital Partners II, LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management II,LLC.